Exhibit (i)(34)
[Letterhead of Dechert LLP]
September 11, 2007
Goldman Sachs Trust

71 South Wacker Drive
Chicago, IL 60606

Re:	Goldman Sachs Trust, Post-Effective Amendment No. 165 to the Registration Statement on Form N-1A (“Registration Statement”)
Dear Ladies and Gentlemen:
     We have acted as counsel for Goldman Sachs Trust (the “Registrant”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the registration statement relating to the issuance and sale by the Registrant of an unlimited number of shares of beneficial interest of Goldman Sachs Structured International Small Cap Fund and Goldman Sachs Structured Emerging Markets Equity Fund (“shares”), each a series of the Registrant, under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Declaration of Trust and By-Laws, each as amended to date. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion is based on Delaware law, it is based on the published statutes of the State and on the published cases of courts applying Delaware law.
     Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement as made effective by the Securities and Exchange Commission, when sold in accordance with the resolutions of the Board of Trustees and with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares of the Registrant, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Registrant.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
Dechert LLP